Exhibit 10.1
NOTICE OF GRANT OF RESTRICTED STOCK UNITS
PURSUANT TO THE UNIVERSAL INSURANCE HOLDINGS, INC.
2021 OMNIBUS INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, Universal Insurance Holdings, Inc., a Delaware corporation (the “Company”), hereby awards (this “Award”) to the Participant designated in Section A of this Notice of Grant (the “Notice”) the number of restricted stock units set forth below (the “RSUs”). This Award is made pursuant to the provisions of the Company’s 2021 Omnibus Incentive Plan (as amended from time to time, the “Plan”) and is subject to the restrictions in this Notice and the additional provisions set forth in the attached Terms and Conditions of Restricted Stock Unit Award (the “Terms and Conditions” and together with the Notice, this “Agreement”).
Capitalized words not otherwise defined herein or in the Plan are defined in the manner set forth in the Employment Agreement, dated as of [ ], between the Company and the Participant, and any successor employment agreement thereto (the “Employment Agreement”); provided, however, that for purposes of Sections 4 and 5 of the Terms and Conditions, capitalized words defined in the Employment Agreement shall have the meaning set forth therein rather than any other definition set forth in the Plan.
A.Award Specifics

Participant:
Date of Grant:	Number of RSUs:

B.Vesting

Date	Shares Vesting
Shares
Shares

Except as otherwise provided in the Terms and Conditions, vesting is conditioned upon continued employment by the Participant through each Vesting Date.
By signing below, the Participant agrees that this Award is granted under and governed by the terms and conditions of the Plan and this Agreement. The Participant acknowledges receipt of the information statement describing the provisions of the Plan.

Participant	UNIVERSAL INSURANCE HOLDINGS, INC. a Delaware corporation
______________________________ Signature	By: ____________________________
______________________________ Print Name	Name: __________________________
_____________________________ Address	Its: ______________________________

TERMS AND CONDITIONS OF
RESTRICTED STOCK UNIT AWARD
1.General Provisions.
The Company intends that the payment and settlement of the RSUs shall comply with the applicable requirements of Section 409A to the extent the RSUs constitute “non-qualified deferred compensation” within the meaning of Section 409A and this Agreement shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.
If the Participant is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Participant becomes eligible for settlement of the RSUs upon “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (i) the date that is six months following the Participant’s separation from service and (ii) the Participant’s death.
Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.
2.Payment.
(a)Each RSU represents the right of the Participant to receive, on each Vesting Date, one share of Common Stock, subject to the vesting and other terms and conditions hereof.
(b)Subject to Section 9, in connection with the vesting of the RSU, the Company will issue to the Participant one share of Common Stock plus any accumulated dividend equivalents credited to the RSU on each Vesting Date, and such vested RSU will thereupon terminate on each such applicable Vesting Date.
(c)The Company shall deliver the shares through book entry transfer to an account in the Participant’s name at a financial institution that is selected by the Company and approved by the Participant. Share certificates representing distributed shares shall not be issued by the Company until such shares have been delivered to the Participant’s account as specified above. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to the delivery of any shares of Common Stock hereunder; provided, however, that the Company shall not pay the expenses related to any sale of shares received in connection with the vesting of any RSUs, regardless of whether such sale is made to satisfy expenses, withholding, or other taxes.
3.Dividend Equivalents.
(a)The Participant shall be credited with a cash amount equal to the ordinary cash dividends declared and paid on the corresponding number of shares of Common Stock during the period beginning on the Date of Grant and ending on each applicable Vesting Date. Such cash amount shall be subject to the same time-vesting conditions as the RSUs and shall be paid to the Participant in cash (without interest) at the time that the shares of the Common Stock are delivered to the Participant in settlement of the RSU.
(b)No dividend or dividend equivalents shall be paid in respect of any forfeited RSUs, even if such dividends or dividend equivalents are credited on the RSU on or prior to forfeiture.

4.Effect of Termination of Service on Vesting and Payment.
(a)Resignation without Good Reason. If the Participant resigns from the Company without Good Reason, any then outstanding unvested RSUs shall be immediately forfeited as of the Termination Date.
(b)Termination without Cause; Resignation with Good Reason; Termination due to Death or Disability; Retirement. Except as provided in Section 5(a) below, in the event that (i) the Participant’s employment is terminated by the Company without Cause, (ii) the Participant resigns from the Company with Good Reason, (iii) the Participant’s employment with the Company terminates due to death or Disability (provided that to the extent necessary to comply with Section 409A in order to avoid an additional tax being imposed on the Participant under Section 409A, such disability constitutes a “disability” within the meaning of Section 409A and the regulations thereunder), or (iv) the Participant’s employment with the Company terminates due to the Participant’s retirement on or after attaining age 59-½ with a minimum of 15 years of continuous service with the Company or any Affiliate at the time of such termination in circumstances where the Participant does not plan to seek full or part-time employment with another company, any outstanding unvested RSUs shall fully vest immediately as of the Termination Date (the “Additional Vesting”). Notwithstanding anything herein to the contrary, the RSUs entitled to Additional Vesting hereunder shall become payable on the 60th day following the Termination Date. The Company’s obligation to provide the Additional Vesting is expressly conditioned upon the Participant’s execution and timely delivery to the Company of a valid and irrevocable release agreement in substantially the form attached to the Employment Agreement by no later than 45 days following the Termination Date.
(c)Termination for Cause. If the Participant’s employment is terminated by the Company for Cause, any then outstanding unvested RSUs shall be immediately forfeited as of the Termination Date.
5.Change in Control.
(a)Termination without Cause or Resignation with Good Reason within 24 Months Following a Change in Control. Notwithstanding Section 4(b) above, in the event the Participant’s employment is terminated within the 24-month period following the CIC Date (that occurs before the final Vesting Date) as a result of the Participant’s termination without Cause or Participant’s resignation from the Company with Good Reason, any outstanding RSUs on the Termination Date that have not previously vested or terminated under the terms of this Agreement shall be fully vested upon such Termination Date and shall become payable on the 60th day following the Termination Date, subject to the Participant’s execution and timely delivery to the Company of a valid and irrevocable release agreement in substantially the form attached to the Employment Agreement by no later than 45 days following the Termination Date.
(b)Certain Changes in Control. Notwithstanding Section 5(a) above, in the event of a Change in Control that occurs prior to the final Vesting Date in which the consideration received by the stockholders of the Company in the Change in Control consists exclusively of cash, securities not listed for trading on a national securities exchange or automated quotation system, or a combination of cash and such unlisted securities, all outstanding RSUs shall vest in full immediately prior to the CIC Date and shall be settled through the delivery of the corresponding number of shares of the Company’s Common Stock to the Participant. Notwithstanding anything herein to the contrary, no acceleration of the settlement or delivery of any RSUs pursuant to this Section 5(b) shall occur unless the Change in Control constitutes a “change in ownership,” “change in effective control” or “change in the ownership of a substantial portion of the assets” of the Company, as such terms are described in Treas. Reg. Section 1.409A-3(i)(5).
6.No Rights as a Stockholder.
Until any RSU subject to this Award has vested and the applicable underlying shares have been issued to the Participant in accordance with Section 2, the Participant shall have no rights as a stockholder with respect to such RSUs or the underlying shares, including, without limitation, any right to vote the shares or, except as expressly set forth in Section 3 above, to receive any dividends on the underlying shares or distribution equivalents on such RSUs.

7.Compliance with Law.
This Award is subject to the condition that, if the listing, registration or qualification of the shares of Common Stock delivered with respect to RSUs subject to this Award upon any securities exchange or under any law, or the consent or approval of any governmental body, is necessary or desirable as a condition of, or in connection with, the vesting of RSUs or delivery and settlement of the underlying shares hereunder, the RSUs or underlying shares of Common Stock may not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained. The Company agrees to make reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.
8.Non-Transferability of Award.
This Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Any such attempted sale, transfer, assignment, pledge, hypothecation or encumbrance, or other disposition of this Award shall be null and void.
9.Withholding.
The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Participant with respect to the Award. The Participant shall be required to meet any applicable tax withholding obligation in accordance with the provisions of Section 11.06 of the Plan. The Participant shall have the right to elect to meet any withholding requirement: (i) by having withheld from this Award at the appropriate time that number of whole shares of Common Stock whose fair market value is equal to the amount of any taxes required to be withheld with respect to such Award, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of shares of Common Stock and cash.
10.Participant Representations.
The Participant hereby represents to the Company that the Participant has read and fully understands the provisions of the Notice, these Terms and Conditions and the Plan, and the Participant’s decision to participate in the Plan is completely voluntary. Further, the Participant acknowledges that the Participant is relying solely on his own advisers with respect to the tax consequences of this Award.
11.Miscellaneous.
(a)Notices. All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier, return receipt requested, postage prepaid to the parties at their respective addresses set forth herein, or to such other address as either shall have specified by notice in writing to the other. Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.
(b)Waiver. The waiver by either party to this Award of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.
(c)Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof.
(d)Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and, as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

(e)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts fully executed and performed in such State.
(f)Headings. The headings contained in this Agreement are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.
(g)Terms and Construction. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control.
(h)Amendment. This Agreement may be amended at any time by written agreement of the parties hereto.
(i)No Right to Continued Employment. Nothing in this Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or affect the right of the Company to terminate the Participant’s employment or service at any time.
(j)Further Assurances. The Participant agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of this Agreement and the Plan.
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